Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

In consideration of the promises and mutual undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties to this Separation and Release Agreement (the “Agreement”), Jeffrey W. Burris (“Burris”) and CryoLife, Inc. (“CryoLife” or the “Company”), hereby agree as follows:

1. Burris terminated employment as a result of his retirement with CryoLife effective 18th day of August, 2014 (the “Termination Date”).

2. In consideration of Burris’ release of CryoLife, entry into the restrictive covenants set forth below and the other covenants and undertakings herein, CryoLife agrees to take each of the following actions:

a. Pay Burris the total gross amount of $302,000.00, which represents twelve (12) months base salary, such amount to be paid in equal installments over twelve (12) months in accordance with the Company’s normal payroll procedures and payroll dates commencing with the first pay day that occurs after the Effective Date of this Agreement. The “Effective Date” of this Agreement will be the date following the expiration of the seven (7)-day revocation period referenced below.

b. Pay Burris a lump sum in the amount of $9,292.32 representing the eight (8) days of vacation time that had accrued on the Termination Date, such amount to be paid thirty (30) days after the Effective Date.

c. Pay Burris a pro-rata bonus, equal to the amount, if any, and payable in the form to which he would be entitled for the plan year ending December 31, 2014 (the “2014 Bonus”) in accordance with the terms of the Fiscal Year 2014 Bonus Agreement under the 2007 Executive Incentive Plan (the “Bonus Agreement”), provided that, (i) the amount of the 2014 Bonus will be pro-rated based on the number of days during the 2014 plan year that he was employed by the Company, (ii) the 2014 Bonus shall be paid in accordance with terms of Section 6 of the Company’s 2007 Executive Incentive Plan, (iii) the Bonus Agreement shall be deemed amended if and to the extent (and only to the extent) necessary to comply with the terms stated herein, (iv) Burris shall, for purposes of 2014 Bonus computation, be deemed to have met or exceeded his personal performance goals during the portion of the 2014 plan year that he was employed by the Company, and (v) the Company shall not (i) alter the bonus formula for Burris by changing his performance targets under Section 4 of the 2007 Executive Incentive Plan or (ii) terminate the Bonus Agreement under Section 8 of the Bonus Agreement, in each case under clauses (i) or (ii) unless the Company takes such actions uniformly for all of its executives under similar agreements.”.

d. Provide reimbursement of costs for up to twelve (12) months of outplacement services through an outplacement provider selected by Burris and approved by the Company, in an amount not to exceed $15,000.00.

e. If Burris timely elects continued coverage under CryoLife’s group medical plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), in accordance with ordinary plan practice and provides appropriate documentation of such payment as requested by CryoLife or its COBRA administrator, then, for a period of eighteen (18) consecutive months, CryoLife agrees to reimburse Burris an amount equal to the difference between the amount Burris pays for such COBRA continuation coverage each such month and the amount paid by a full-time active employee of CryoLife each such month for the same level of coverage elected by Burris. Such reimbursement shall end if and when Burris becomes eligible to participate as an employee in a plan of another employer providing group health benefits to Burris and Burris’ eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of Burris or any eligible family member or dependent who would otherwise be covered under CryoLife’s group medical plan.

Burris acknowledges that the consideration set forth in this paragraph shall be the sole monetary obligation that CryoLife has to him following his execution of this Agreement and that he shall have no further claim to monies of any kind, whether representing vacation pay, bonuses, stock, or otherwise, unless such claim is not permitted to be waived by law. Notwithstanding anything to the contrary set forth above, because of his retirement, Burris shall be entitled to the benefits that accrue upon retirement pursuant to the Company’s Stock Plans and deferred compensation plans (including, for avoidance of doubt, with respect to the Stock Plans, his options granted pursuant to Option Agreements, which shall remain exercisable to the extent vested as of the Termination Date until the earlier of the end of the applicable option term or thirty-six (36) months from the Termination Date, and otherwise in accordance with the applicable Option Agreement).

All payments to Burris shall be subject to normal deductions and withholdings where applicable. Further, the parties agree that CryoLife makes no representations or warranties to Burris with respect to the tax consequences (including but not limited to income tax consequences) contemplated by this Agreement or the payment of any benefits hereunder and that CryoLife has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for Burris.

3. In consideration of the covenants from CryoLife to Burris set forth above, the receipt and sufficiency of which are hereby acknowledged, Burris agrees to release and forever discharge CryoLife and all of its present and former officers, directors, partners, employees, agents, insurers, affiliates, attorneys, parents, subsidiaries, and representatives (hereafter “the Released Parties”) from any and all claims and causes of action (including but not limited to costs and attorneys’ fees) of whatever kind or nature, joint or several, under any federal, state or local statute, ordinance or under the common law, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Workers Compensation Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Unemployment Compensation laws and any other employment discrimination law, state or federal, as well as any other claims based on constitutional, statutory, common law or regulatory grounds, that Burris has now or may have in the future against the Released Parties, whether known or unknown, which are based on acts or facts arising or occurring prior to the Effective Date of this Agreement.

4. In further consideration of the covenants from CryoLife to Burris set forth above, the receipt and sufficiency of which are hereby acknowledged, Burris agrees to the following:

a. Definitions. For the specific purpose of the covenants contained in this Section and for all other purposes under this Agreement, certain terms are defined as follows:

(1) “Company Business” shall mean and include the allograft cardiac or vascular tissue processing business, the biological glue, powdered hemostat or protein hydrogel product business, and the transmyocardioal revascularization business.

(2) “Competing Business” shall mean any person or entity that is engaged in, or conducts, a business substantially similar to the Company Business and only that portion of the business that is in competition with the Company Business.

(3) “Confidential Information” shall mean, collectively, all “Proprietary Information” and “Trade Secrets” of the Company.

(4) “Proprietary Information” shall mean all data, formulae, processes, procedures, methods, documentation, information, records, drawings, designs, specifications, test results, evaluations, know-how, material directly related to sales processes, information risk management, tests or assays, business, assets, products or prospects related to the Company and the Company Business, which is or was communicated to, supplied to, observed by or created by Burris, either directly or indirectly, at any time during the employment relationship, whether or not received from the Company or from any actual or potential customer or client of the Company, or from any person with a business relationship, whether contractual or otherwise, with the Company. The term “Proprietary Information” shall not include any information that Burris can prove: (a) was known by Burris prior to the time of employment with the Company as long as such information was not acquired, either directly or indirectly, from the Company; (b) is or becomes publicly known through no direct or indirect act, fault or omission of Burris; (c) is or becomes part of the public domain through no direct or indirect act, fault or omission of Burris; or (d) was received by Burris from a third party having the legal right to transmit the same without restriction as to use and disclosure and such receipt was not in connection with any business relationship or prospective business relationship with the Company or its Affiliates; provided, however, that a combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or otherwise within such exceptions, as previously described, unless the combination itself is in the public domain or otherwise entirely within any one such exception.

(5) “Territory” shall mean the State of Georgia.

(6) “Trade Secrets” shall mean information not generally known about the Company’s business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use, and shall include any and all Proprietary Information which may be protected as a trade secret under any applicable law, even if not specifically designated as such. Trade Secrets may include, but are not limited to, technical or non-technical data, compilations, programs and methods, techniques, drawings, processes, financial data, lists of actual customers and potential customers, customer route books, cards or lists containing the names, addresses, habits and business locations of past, present and prospective customers, sales reports, price lists, product formulae, methods and procedures relating to services.

b. Acknowledgments. Burris acknowledges that: (i) the Company has expended substantial time, money, effort and other resources to develop its goodwill, clients, business sources and relationships; (ii) the Company has a legitimate business interest in protecting the same; (iii) in connection with Burris’ employment by the Company, the Company has introduced Burris to its customers, business sources and relationships and has expended considerable time, effort and capital to train Burris in the Company Business; (iv) by virtue of Burris’ employment with the Company, Burris had contact with certain of the Company’s customers and business sources and relationships; (v) in Burris’ capacity, Burris may be privy to certain Confidential Information, Proprietary Information and Trade Secrets not generally known or available to the Company’s competitors or the general public; (vi) the nature and periods of the restrictions imposed by the covenants contained in this Section are fair, reasonable, and necessary to protect and preserve for the Company and that such restrictions will not prevent Burris from earning a livelihood; (vii) the Company would sustain great and irreparable loss and damage if Burris were in any manner to breach any of such covenants; (viii) the Company conducts its business actively in and throughout all geographical areas included within the Territory and other persons are engaged in like and similar business in the Territory; and (ix) the Territory is reasonable because Burris’ responsibilities were performed throughout the Territory.

c. Agreement Not to Divert Customers. Burris covenants and agrees with the Company that Burris will not, on behalf of a Competing Business, at any time during the twenty-four (24) months after the Effective Date of this Agreement, either directly or indirectly, solicit, divert, appropriate, or otherwise attempt to take away any customer or active prospect of the Company with whom Burris had Material Contact, as statutorily defined, for the purpose of furthering a business relationship on behalf of the Company, with a view to selling or providing any product, equipment or service competitive with the Business of the Company.

d. Agreement Not to Divert Employees. Burris covenants and agrees with the Company that Burris will not, within the Territory, at any time during the twenty-four (24) months after the Effective Date of this Agreement, either directly or indirectly, solicit, entice, persuade or induce, or attempt to solicit, entice, persuade or induce any person who is employed by the Company to terminate his or her employment or contractual arrangement with the Company.

e. Protection of Confidential Information. Burris covenants and agrees that all Confidential Information (including all Proprietary Information and Trade Secrets) and all physical embodiments thereof received or developed by Burris or disclosed to Burris while employed by the Company is confidential and is and will remain the sole and exclusive property of the Company. Burris further covenants and agrees, for so long as such information remains confidential, to hold all Confidential Information in trust and in the strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information or any physical embodiments thereof and in no event shall Burris take any action causing or fail to take the action necessary in order to prevent any Confidential Information disclosed to or developed by Burris to lose its character or cease to qualify as Confidential Information. Notwithstanding anything contained herein to the contrary, this covenant shall not limit in any manner the protection of the Company’s Trade Secrets otherwise afforded by law.

f. Breach. Burris agrees that upon the filing of a judicial proceeding alleging any breach, CryoLife may continue to make payments to Burris directly or may, instead, make any payments still due to Burris under this Agreement to the judicial authority overseeing such proceeding for distribution as such authority determines. If CryoLife continues to make payments to Burris directly, those payments shall be without prejudice to its claims in the judicial proceeding.

g. Cooperation. Burris agrees to cooperate with CryoLife, during the twelve (12) months following the Effective Date, by responding to reasonable requests by the Company for information and assistance and providing such information and/or assistance up to four (4) hours per week (the “Comp Time”) for no additional consideration other than the benefits described in Section 2 above. Burris acknowledges that such cooperation may include timely completion of an officers and directors questionnaire provided by CryoLife. Such cooperation may be completed by Burris after normal office hours once Burris becomes eligible to participate as an employee in a plan of another employer providing group health benefits to Burris as set forth in Section 2(e) and CryoLife will use reasonable efforts to accommodate schedule limitations imposed on Burris by his employment. If such assistance includes matters involving litigation and exceeds the Comp Time, Burris agrees to provide such assistance unless it unreasonably interferes with any employment in which he is engaged. The parties agree to reimburse Burris for assistance exceeding the Comp Time for such matters at a commercially reasonable rate. There shall be no carryover of unused Comp Time from one week to any other week.

5. Burris agrees to return all Company property in Burris’ possession, custody or control immediately. Notwithstanding anything to the contrary in this Agreement, no consideration will be payable under this Agreement until Burris has satisfied this obligation.

6. Burris represents and warrants that as of the date of execution of this Agreement, Burris has not assigned or transferred or purported to assign or transfer any of the claims released herein. Burris hereby agrees to indemnify and hold harmless the Released Parties against, without any limitation, any and all claims and causes of action (including, but not limited to, costs and attorneys’ fees), arising out of any such transfer or assignment.

7. This Agreement and the covenants, representations, warranties and releases contained herein shall inure to the benefit of and be binding upon Burris and CryoLife and each of their successors, heirs, assigns, agents, affiliates, parents, subsidiaries and representatives.

8. This Agreement contains the entire agreement and understanding concerning the subject matter between the parties. Each party acknowledges that no one has made any representation whatsoever not contained herein concerning the subject matter hereof, to induce the execution of this Agreement. This Agreement expressly supersedes, without limitation, that certain R&D/Key Employee Secrecy and Noncompetition Agreement dated December 10, 2013 between the Company and Burris. The applicable Option Agreements shall remain in effect as set forth herein.

9. Burris acknowledges that the consideration for signing this Agreement is a benefit to which Burris would not have been entitled without signing this Agreement.

10. Burris acknowledges that, pursuant to the Older Workers Benefit Protection Act of 1990, Burris has the right to, and has been advised to, consult with an attorney before signing this Agreement. Burris further acknowledges Burris’ understanding that Burris has twenty-one (21) days to consider the Agreement before signing it, that Burris may revoke this Agreement within seven (7) calendar days after signing it, by delivering written evidence of such revocation to CryoLife within that seven (7)-day period, and that this Agreement will not be effective or enforceable until expiration of that seven (7)-day revocation period. Revocation may be made by delivering written notice of revocation to the attention of D. Ashley Lee, Executive Vice President and Chief Financial Officer of the Company, at CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144.

11. Burris agrees to refrain from making any disparaging remarks about CryoLife or Burris’ employment at CryoLife, other than as may reasonably be necessary for fair competition.

12. CryoLife agrees to refrain from making any disparaging remarks about Burris or Burris’ employment at CryoLife, other than as may reasonably be necessary for fair competition.

13. Miscellaneous.

a. Severability. In the event a court of competent jurisdiction finds any provision (or subpart thereof) (including but not limited to the covenants referenced in Section 4) to be illegal or unenforceable, the parties agree that the court shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable to the fullest extent permitted by law. Any illegal or unenforceable provision (or subpart thereof) shall otherwise be severable and shall not affect the validity of the remainder of such provision and any other provision of this Agreement.

b. Modification, Governing Law; Waiver. Subject to Section 13(a) above, this Agreement can only be modified by a writing signed by the parties, and shall be interpreted in accordance with and governed by the laws of the State of Georgia (including Georgia’s new Restrictive Covenants Act) without regard to the choice of law provisions thereof. Any dispute arising out of or relating to this Agreement, or the construction, enforceability or breach thereof, shall be brought only in a state or federal court sitting in Cobb County, Georgia. Burris hereby expressly consents to personal jurisdiction in said courts and waives any objections to jurisdiction and venue of said courts for the resolution of disputes as described herein. Failure to assert or act upon any breach of this Agreement shall not constitute a waiver of the right to assert a future breach of the Agreement or any portion thereof.

14. Burris and CryoLife agree that certain Change of Control Agreement, by and between Burris and CryoLife dated December 17, 2012 is hereby terminated and of no further force and effect.

MY SIGNATURE BELOW SIGNIFIES MY UNDERSTANDING OF AND VOLUNTARY ASSENT TO THE TERMS OF THIS AGREEMENT. I UNDERSTAND AND ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, I MAY BE GIVING UP VALUABLE RIGHTS.

/s/ Jeffrey W. Burris
Jeffrey W. Burris

Date:	August 28, 2014

Sworn to and subscribed before me this 28th day of August, 2014.

/s/ Susan M. Weaver
Notary Public

CryoLife, Inc.

By:	/s/ Steven G. Anderson
Steven G. Anderson Chairman, President and Chief Executive Officer

Date:	August 29, 2014

Sworn to and subscribed before me this 29th day of August, 2014.

/s/ Suzanne K. Gabbert
Notary Public